EXHIBIT 10.9

[LETTERHEAD OF IMAGIS TECHNOLOGIES INC.]

August 30, 2002

Intacta Technologies, Inc.
Resurgens Plaza South
945 E. Paces Ferry Road, N.E.
Suite 1445
Atlanta, Georgia
30326

Dear Sirs/Mesdames:

Intacta Technologies, Inc. (“Intacta”) has developed certain data encoding technologies which may be used in combination with technologies developed by Imagis Technologies Inc. (“Imagis”). This Agreement sets out the terms on which Imagis is acquiring rights to certain technologies of Intacta for use in certain specified fields.

In this Agreement, “Intacta Technology” means the ITI Software together with any updates, upgrades or improvements to the Intacta Technology made at any time after the date of this Agreement. “ITI Software” means a patented and proprietary suite of software development tools owned by Intacta called the INTACTA.CODE™ SDK, INTACTA.CODE™ SDK — Developer’s Edition, INTACTA.CODE™ SDK – Enterprise Edition, and the interpreter and related software that is intended to run on the handheld or target device. The ITI Software also includes a patented and proprietary suite of biometric software applications owned by Intacta called INTACTA XPRESS.ID-2000™.

1.     License

In consideration for U.S.$150,000 (the “Fee”), Intacta hereby grants a fully paid-up license (the “License”) to Imagis of the Intacta Technology for use in the following fields (the “Fields”):

(a)	all applications pursuant to a License Agreement (the “Zixsys Agreement”) dated April 23, 2002 between Intacta and Zixsys Inc., as amended July 22, 2002;

(b)	all applications related to the creation of a national identity card in Mexico; and

(c)	all applications relating to ID verification or access control, with or without embedded biometric security; except those applications related to the healthcare industry or healthcare clients.

The Fee will be payable on the signing of this Agreement.

2.     Terms of License

The License is exclusive to Imagis (even to the exclusion of Intacta), royalty-free and has a term that expires on the later of August 31, 2017 and the expiry date of the last patent which forms part of the Intacta Technology.

In each case the License also assigns to Imagis all revenues or other payments due by third parties to Intacta from the date of this Agreement in respect of the application of the Intacta Technology in the Fields, including all amounts due under the Zixsys Agreement.

3.     Source Code Escrow

As soon as practicable after the execution of this Agreement, Intacta will deposit with an escrow agent acceptable to Intacta and Imagis, a copy of the source code, software listings, functional specification and all other written and/or magnetic material and all related documentation necessary (together, the “Data”), to enable an independent, reasonably-skilled programmer to understand, maintain, modify, correct and enhance the Intacta Technology. The expenses of the escrow agent will be paid by Imagis.

Intacta will ensure that during the term of this Agreement the Data will be kept fully up-to-date and will accurately reflect all modifications, amendments, updates, new releases and levels relating to the Intacta Technology (“Updates”), and for such purposes, Intacta will deposit with the escrow agent a copy of all Updates within three days of their availability. Intacta will inform Imagis and the escrow agent in writing as soon as each Update is available and that it is are ready for deposit with escrow agent.

4.     Intacta Employees

Intacta will retain sufficient employees to provide technical support to Imagis and purchasers of the Intacta Technology, and to further develop the Intacta Technology. As soon as practicable after the execution of this Agreement, Imagis and Intacta will negotiate a support agreement under which the parties will detail the support to be made available to Imagis and the costs of such support that will be borne by Imagis.

5.     Representations, Warranties and Indemnity

Imagis is acquiring the Intacta Technology on an as is basis, without any representation as to the merchantability or fitness for purpose of such technology. Imagis acknowledges that it is aware of a patent infringement action that has been commenced by Datastrip Intl. Ltd. against Intacta in the US District Court for the Northern District of Georgia, Atlanta Division, Case Number 101 CV 3029, November 13, 2001, relating to the Intacta Technology (the “Patent Claim”).

Each of Intacta and Imagis represents to the other that all necessary consents have been obtained to enter into this Agreement and complete the licensing of the Intacta Technology to Imagis. Intacta also represents that the transactions contemplated under this Agreement will not constitute a disposition of all or substantially all of the assets of Intacta.

Intacta will indemnify and hold Imagis and each of its affiliates and their officers, directors, employees, agents, distributors and licensees (the “Imagis Indemnified Parties”) harmless from and against any judgement, claim, action, proceeding, loss, deficiency, damages, liability, cost and expense (including reasonable attorneys’ fees and expenses), that may be incurred by an Imagis Indemnified Party in any connection with any claim, demand, suit, action or proceeding arising as a result of the Patent Claim or from an allegation that the Intacta Technology infringes on the intellectual property rights of another party.

6.     Other Intacta Technologies

Imagis and Intacta agree that for a period of 90 days after the date of this Agreement, they will negotiate in good faith the acquisition by Imagis of an exclusive license from Intacta to use the Intacta Technology’s open source code application for machine readable travel documents.

Imagis and Intacta confirm their understanding that they will also explore the possibility of Imagis acquiring any and all of Intacta’s property and tangible and intangible assets, including the Intacta Technology for use outside of the Fields.

7.     Further Assurances

Each of Imagis and Intacta will, at its own expense and without expense to the other, execute and deliver such further agreements and other documents and do such further acts and things as the other party reasonably requests to evidence, carry out or give full force and effect to the intent of this Agreement, including a more formal license agreement with respect to the rights granted under paragraphs 1 to 3.

8.     Fees and Expenses

Each of Imagis and Intacta represents and warrants that it has not incurred any liability for any finder’s fee or broker’s commission in connection with the execution of this Agreement. Each of Imagis and Intacta agrees that it will pay its own fees and expenses, and the fees and expenses of its representatives, including any fee for advice or opinions incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and any other agreements contemplated thereby.

9.     Publicity

Neither Imagis nor Intacta will make any press release, public announcement or public statement about the transactions contemplated herein which has not been previously approved by the other party, except that either party may make a press release or filing with a regulatory authority if counsel for such party advises that such press release or filing is necessary (in which case such party will first make a reasonable effort to obtain the approval of the other).

10.     Assignment

Neither party may assign this Agreement without the written consent of the other party, except that Imagis may assign this Agreement at any time to an affiliate.

11.    Entire Agreement

This Agreement constitutes the entire agreement between Imagis and Intacta and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties with respect to the subject matter of this Agreement. No director, officer, employee or agent of either Imagis or Intacta has any authority to make any representation or commitment not contained in this Agreement, and each party has executed this Agreement without reliance upon any such representation or commitment.

12.    Governing Law

This Agreement is and will be deemed to be made in British Columbia, for all purposes will be governed exclusively by and construed and enforced in accordance with the domestic laws prevailing in British Columbia, other than the International Sale of Goods Act (British Columbia), and the rights and remedies of Imagis and Intacta will be determined in accordance with such domestic laws.

13.    Attornment

Each of Imagis and Intacta irrevocably and exclusively attorns to the jurisdiction of the courts of British Columbia and all courts having appellate jurisdiction thereover, and any proceeding commenced or maintained by Imagis or Intacta in respect of or arising because of this Agreement will be commenced or maintained only in such of those courts as is appropriate.

14.    Counterparts

This Agreement may be executed in any number of counterparts with the same effect as if Imagis and Intacta had signed the same document, and all counterparts will be construed together and constitute one and the same instrument.

Yours very truly,

IMAGIS TECHNOLOGIES INC.

Per:  signed “Iain Drummond”
        Authorized Signatory

Acknowledged, accepted and agreed to September 4th, 2002.

INTACTA TECHNOLOGIES, INC.

Per:  signed “Noel Bambrough”
        Authorized Signatory